Exhibit 99.1

News from Conduent For Immediate Release	Conduent Incorporated 100 Campus Drive Florham Park, N.J. 07932 www.Conduent.com

Conduent to Acquire Health Solutions Plus, Enhancing Core

Administration Processing Capabilities

FLORHAM PARK, N.J., Oct. 31, 2018 – Conduent Incorporated (NYSE: CNDT) announced it has reached a definitive agreement to acquire Health Solutions Plus (HSP), a software provider of healthcare payer administration solutions. HSP was ranked as the No. 1 vendor for payer claims and administration platforms in the 2018 Best in KLAS: Software and Services report. Terms of the transaction were not disclosed.

Aligned with Conduent’s strategy to make acquisitions that will enhance its core portfolio and position the company as a technology-led, digital interactions company, the HSP transaction, upon closing, will allow Conduent to better serve current and prospective commercial and government payer clients with core administration processing technology.

“We are one of the few companies in the healthcare services industry with the capacity to connect the entire healthcare ecosystem with deep expertise and relationships in each major market segment from payer and provider to pharmaceutical and government,” said Pratap Sarkar, Group Chief Executive of Conduent. “The purchase of HSP is highly strategic for us and will help drive growth.”

HSP offers a modern Core Administration Processing System (CAPS) solution, which is a key connector of administrative functions for healthcare funding entities, including commercial payers, Managed Care Organizations, State Medicaid agencies and Medicare Advantage payers. The acquisition will allow Conduent to take advantage of the growing Medicaid Managed Care market and allow the company to expand its portfolio of services for its large commercial healthcare clients.

Additionally, HSP has a proven track record of providing comprehensive payer solutions that offer the flexibility and automation needed to support extended health products like dental, vision and specialty health benefits products. Besides providing end-to-end administration processing – from enrollment to billing to final reporting – the HSP Payer Suite can support multiple lines of business, including commercial, Medicaid, Medi-Cal and Medicare Advantage.

Founded in 1996, HSP is a privately held company based in Melville, N.Y., and supports more than 20 million people insured by healthcare organizations across medical, dental, vision and extended health products.

HSP employees will transfer to Conduent, including HSP co-founders John Buser and Dr. James Basile. HSP will be a part of Conduent’s Financial Services and Healthcare sector led by Group Chief Executive Pratap Sarker.

The acquisition of HSP is expected to close in the fourth quarter of 2018, subject to any regulatory approvals and customary closing conditions.

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About Health Solutions

Health Solutions Plus (HSP) is a U.S. based provider of the most mature core administration software solution for healthcare Payers. The HSP Payer Suite provides the innovation, flexibility and automation needed to support multiple lines of business while increasing operational efficiencies in order to compete in today’s marketplace. HSP designs solutions that deliver the ability to immediately respond to change as it occurs. HSP has a proven track record assisting medical, dental, vision and other specialty health payers with lowering costs and increasing growth across multiple lines of business including commercial, commercial risk, Medicaid and Medicare Advantage. HSP’s design approach eliminates the need for “multi-vendor” interfacing and associated costs. For more information about Health Solutions Plus, visit www.hspweb.com.

About Conduent

Conduent creates digital platforms and services for businesses and governments to manage millions of interactions every day for those they serve. We are leveraging the power of cloud, mobile and IoT, combined with technologies such as automation, cognitive and blockchain to elevate every constituent interaction, driving modern digital experiences that are more efficient, helpful and satisfying.

Conduent’s differentiated offerings touch millions of lives every day, including two-thirds of all insured patients in the U.S. and nearly nine million people who travel through toll systems daily. Whether it’s digital payments, claims processing, benefit administration, automated tolling, customer care or distributed learning – Conduent serves a majority of the Fortune 100 companies and more than 500 government entities. Learn more at www.conduent.com.

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Media Contacts:

Sean Collins, Conduent, +1-310-497-9205, sean.collins2@conduent.com

Investor Relations Contact:

Alan Katz, Conduent, +1-973-526-7173, alan.katz@conduent.com

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Conduent is a trademark of Conduent Incorporated in the United States and/or other countries.

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